Rse Archive LLC 71 Southgate Blvd

New Castle, DE 19720 United States

Account No: Invoice No: Paddle No: VAT No:

INVOICE

945534

UK030222/7557/1 7557

Sale Title

Sale Date

Sale Number

Auctioneer

Evening & Day Editions

15-Jun-2022

UK030222R Tooby-Desmond/S

Lot NoDescriptionHammerVAT on HammPremiumVAT on PremTotal Amount

51Andy Warhol

38,000.00

(0%)0.00

9,880.00

(0%)0.00£47,880.00

Oyster Stew, from Campbell's Soup II (F. & S. 60)

Total Amount Due £47,880.00

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY

Bank Transfer Details: UBS Switzerland AG, Rue des Noirettes 35, 1227 Carouge, Switzerland, for the account of Phillips Auctioneers Limited, Account No. 0279-350733.62F, IBAN: CH770027927935073362F, SWIFT: UBSWCHZH80A

The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

For information on the Buyer's Premium, please see the Buyer's Guide found on the Phillips website www.phillips.com

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